Filed pursuant to Rule 433

Registration No. 333-181385

September 19, 2012

Final Term Sheet
EUR 5,000,000,000 0.875% Global Bonds due 2017

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	October 13, 2017

Redemption Amount:	100%

Interest Rate:	0.875% per annum, payable annually in arrears

Date of Pricing:	September 19, 2012

Closing Date:	September 26, 2012

Interest Payment Dates:	October 13 in each year

First Interest Payment Date:	October 13, 2013 (for interest accrued from, and including, September 26, 2012, to, but excluding, October 13, 2013)

Interest Payable on First Interest Payment Date:	EUR 45,782,103.83 (for aggregate principal amount of EUR 5,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	99.906%

Underwriting Commissions:	0.125%

Proceeds to Issuer:	99.781%

Format:	SEC-registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1RET15

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service[2] and AAA by Fitch Ratings.

Lead Managers:	Citigroup Commerzbank Goldman Sachs International

Co-Lead Managers:	Crédit Agricole CIB DZ BANK AG J.P. Morgan Landesbank Baden-Württemberg NORD/LB Rabobank International RBC Capital Markets RBS Société Générale Corporate & Investment Banking UniCredit Bank

Stabilization Manager:	Commerzbank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008095/a2210633z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm. Alternatively, Commerzbank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-233-9164.

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

2 Outlook changed to “negative” on July 25, 2012.